Pricing Supplement No.  999      Dated  10/16/97           Rule 424(b)(3)
(To Prospectus dated April 5, 1996 and                     File No. 333-01807
Prospectus Supplement dated April 5, 1996)
                                This Pricing Supplement consists of 1 page(s)
SALOMON INC
Medium-Term Notes, Series D
(Registered Notes)
Due More Than Nine Months from Date of Issue
Principal Amount or Face Amount:     $1,000,000.00
Issue Price:     99.9600000000%
Proceeds to Company on original issuance:     $997,100.00
Commission or Discount on original issuance:     $2,500.00
Salomon Brothers Inc's capacity on original issuance:   | |  As agent
    If as principal                                     | |  As principal
       | |  The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       |X| The Registered Notes are being offered at a fixed initial public offering price of 99.96% of Principal Amount or Face Amount.
Original Issue Date:     10/20/97
Stated Maturity:     10/20/2000
Specified Currency:
    (If other than U.S. Dollars)
Authorized Denominations:
    (If other than as set forth in the Prospectus Supplement)
Interest Payment Dates: Semi-annually, on the 15th of March and September.
                        Payment calendar is based on NY Business days.
                        First coupon 3/15/98.
    Accrue to Pay:  | | Yes  |X| No
Indexed Principal Note:   | |  Yes (See Attached)   |X|  No
Type of Interest on Note: |X| Fixed Rate   | | Floating Rate   | | Indexed Rate
                                                                 (See Attached)
Interest Rate (Fixed Rate Notes):  6.29%
Initial Interest Rate (Floating Rate Notes):
Base Rate: | | CD Rate | | Commercial Paper Rate  | | Federal Funds Rate
           | | LIBOR Telerate   | | LIBOR Reuters | | Treasury Rate
           | | Treasury Rate Constant Maturity    | | Other (See Attached)
Calculation Agent (If other than Citibank):   | | Salomon Brothers
                                              | | Other  (See Attached)
Computation of Interest:  |X| 30 over 360       | | Actual over Actual
                          | | Actual over 360   | | Other (See Attached)
    (If other than as set forth in the Prospectus Supplement)
Interest Reset Dates:
Rate Determination Dates:
    (If other than as set forth in the Prospectus Supplement)
Index Maturity:
Spread (+/-):
Spread Multiplier:
Change in Spread, Spread Multiplier or Fixed Interest Rate prior
    to Stated Maturity:     | | Yes (See Attached)  |X| No
Maximum Interest Rate:
Minimum Interest Rate:
Amortizing Note:   | |  Yes  (See Attached)   |X|  No
Optional Redemption:   | |  Yes   |X|  No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption: | | In whole only and not in part | | May be in whole or in part
Optional Repayment:       | |  Yes     |X|  No
        Optional Repayment Dates:
        Optional Repayment Prices:
Discount Note:   | |  Yes   |X|  No
        Total Amount of OID:
        Bond Yield to Call    :
        Bond Yield to Maturity:
        Yield to Maturity     :
Cusip: 79549QEH3